                                             Filed Pursuant to Rule 424(b)(3)
                                             Registration Statement No. 33-34119

PROSPECTUS

                       (UNITED CITIES GAS COMPANY LOGO)

                               5300 MARYLAND WAY
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 373-5310

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                                  COMMON STOCK

                               WITHOUT PAR VALUE

                             ---------------------

     United Cities Gas Company hereby offers to the holders of its Common Stock or any class of its Preferred Stock the opportunity to purchase shares of its Common Stock under its Dividend Reinvestment and Stock Purchase Plan (the "Plan") by having their cash dividends automatically reinvested and, at their option, by making additional cash payments. No brokerage commissions, fees or service charges will be charged to participants for purchases made under the Plan. The shares purchased under the Plan are expected to be newly issued shares. A total of 1,000,000 shares has been authorized for issuance pursuant to the Plan.

     The price of each share purchased under the Plan with cash dividends will be 95% of the average closing prices (last) of the Common Stock for the period of five trading days ending on the Investment Date as reported in the NASDAQ Over-the-Counter National Market Issues report of The Wall Street Journal or on the preceding day on which trading in the Common Stock occurs, if no trading occurs on the Investment Date. The purchase price of shares bought with optional cash payments will be 100% of such average price.

     The Plan is set forth in full herein under "The Plan" and reference is made thereto for further information. It is suggested that this Prospectus be retained for future reference.

                             ---------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
          COMMISSION NOR HAS THE COMMISSION NOR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.

                             ---------------------

                THE DATE OF THIS PROSPECTUS IS DECEMBER 13, 1995

                             AVAILABLE INFORMATION

     United Cities Gas Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Certain information, as of particular dates concerning its directors and officers, their remuneration, the principal holders of securities of the Company and any material interest of such persons in transactions with the Company has been disclosed in proxy statements distributed to shareholders of the Company and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at the following locations: 500 West Madison Street, 14th Floor, Chicago, Illinois 60606 and 75 Park Place, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.
                             ---------------------

     No person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer of any securities other than the registered securities to which it relates, or an offer to any person in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.
                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the Commission are hereby incorporated in this Prospectus by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994.

          2. The Company's Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 1995, June 30, 1995 and September 30, 1995.

          3. The description of the Common Stock of the Company, without par value, as contained in the Company's Registration Statement on Form 10, as amended by subsequently filed reports on Form 10-K.

     All documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Act after the date of this Prospectus and prior to the termination of the offering of the additional Common Stock shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to Mr. James B. Ford, Senior Vice President and Treasurer, United Cities Gas Company, 5300 Maryland Way, Brentwood, Tennessee 37027 (Telephone number (615) 373-5310).

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                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
              DIVIDEND   The Plan........................................................   4
          REINVESTMENT   Participation...................................................   4
             AND STOCK   Administration..................................................   5
         PURCHASE PLAN   Costs...........................................................   5
                         Purchases.......................................................   5
                         Optional Cash Payments..........................................   6
                         Reports to Participants.........................................   7
                         Dividends.......................................................   7
                         Withdrawal of Shares in Plan Accounts...........................   7
                         Termination of Participation....................................   7
                         Other Information...............................................   8
                                    ---------------------
           THE COMPANY   The Company.....................................................   9
                         Legal Opinion...................................................  10
                         Experts.........................................................  10
                         Indemnification of Directors and Officers.......................  10

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

                                    THE PLAN

     The United Cities Gas Company Dividend Reinvestment and Stock Purchase Plan was approved by the Board of Directors of the Company in 1981. The Board of Directors reserved 30,000 shares for issuance pursuant to the Plan. In 1983, the Board of Directors reserved an additional 70,000 shares for issuance pursuant to the Plan. In 1985, the Board of Directors reserved an additional 50,000 shares for issuance pursuant to the Plan. In 1987, the Board of Directors reserved an additional 100,000 shares for issuance pursuant to the Plan. In 1989, the Board of Directors reserved an additional 250,000 shares for issuance pursuant to the Plan. In 1992, the Board of Directors reserved an additional 500,000 shares for issuance pursuant to the Plan. The Plan consists of the following questions and answers:

1. WHAT IS THE PLAN?

     The Plan provides that holders of the Company's Common Stock and any class of its Preferred Stock can reinvest all or a part of their cash dividends automatically in shares of Common Stock and may also make additional cash payments for the same purpose. The Company will use proceeds to reduce short term debt and fund current construction of utility plant. The following questions and answers explain how a stockholder may have cash dividends reinvested and how additional shares may also be purchased for cash.

2. WHAT IS THE PURPOSE OF THE PLAN AND WHAT ARE ITS ADVANTAGES?

     The Plan offers a convenient and economical way for holders of Common Stock to increase their ownership of shares of the Company's Common Stock and for holders of any class of the Company's Preferred Stock to invest in the Company's Common Stock. A 5% discount from market value (determined as provided in the answer to Question 9) is allowed on shares purchased with reinvested dividends. Participants in the Plan pay no brokerage commissions or service charges for purchases made under the Plan. Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to a Participant's account. Participants will be credited with dividends on full and fractions of shares held under the Plan.

                                 PARTICIPATION

3. WHO IS ELIGIBLE TO PARTICIPATE?

     All holders of record of shares of Common Stock or Preferred Stock are eligible to participate in the Plan. In order to participate, beneficial owners of shares of stock whose shares are registered in names other than their own (e.g., broker or bank nominee) must become holders of record by having shares transferred into their own names.

4. HOW DOES AN ELIGIBLE STOCKHOLDER BECOME A PARTICIPANT?

     An eligible stockholder may become a Participant in the Plan by signing an Authorization Card and returning it to the First Union National Bank of North Carolina, Shareholder Services Group, Dividend Reinvestment Unit, 230 South Tryon Street, 11th floor, Charlotte, North Carolina 28288-1153. An Authorization Card and postage-paid envelope are enclosed with this Prospectus. Additional forms may be obtained at any time by written request to the Dividend Reinvestment Unit, First Union National Bank of North Carolina or to the Investor Relations/Corporate Communications Department, United Cities Gas Company.

5. WHO IS THE STOCK TRANSFER AGENT?

     First Union National Bank of North Carolina is the Stock Transfer Agent and Registrar. All physical changes in registration of shares owned or shares transferred between parties are made by First Union National Bank of North Carolina, Shareholder Services Group, Dividend Reinvestment Unit, 230 South Tryon Street, 11th floor, Charlotte, North Carolina 28288-1153.

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

6. WHEN MAY A STOCKHOLDER JOIN THE PLAN?

     An eligible stockholder may join the Plan at any time. If an Authorization Card is received by the Company on or before the record date established for payment of a particular dividend, reinvestment of dividends under the Plan will commence with that dividend. If an Authorization Card is received after the record date established for a particular dividend, the reinvestment of dividends under the Plan will begin with the next succeeding dividend. For example, in order to have the dividend expected to be paid on March 15, 1996 reinvested under the Plan, an Authorization Card must be received by the Company, on or before February 29, 1996 the expected record date for the dividend. (See Question 14 below for information concerning the investment of optional cash payments.)

     Quarterly dividend payment dates ordinarily occur on the fifteenth day of March, June, September and December. Dividend record dates for determining stockholders who will receive dividends are usually set during the last week of the preceding month.

                                 ADMINISTRATION

7. WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

     First Union National Bank of North Carolina administers the Plan for Participants, maintains records, sends statements of account to Participants and performs other duties relating to the Plan (First Union National Bank of North Carolina is sometimes referred to herein as the "Plan Administrator"), telephone number: 800-829-8432.

                                     COSTS

8. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH PURCHASES MADE UNDER THE PLAN?

     All costs of administration of the Plan will be paid by the Company. Participants will incur no brokerage commissions or service charges for purchases made under the Plan.

                                   PURCHASES

9. AT WHAT PRICE WILL SHARES OF COMMON STOCK BE PURCHASED?

     The price of shares of Common Stock purchased with reinvested dividends (on Common, Preferred and Preference Stock) will be 95% of the average closing prices (last) of the Common Stock for the period of five trading days ending on the dividend payment date or, if there is not trading on that date, the period of five trading days immediately preceding the dividend payment date, as published in the NASDAQ Over-the-Counter National Market Issues report of The Wall Street Journal.

     The price of shares of Common Stock purchased with optional cash payments will be 100% of the average closing prices (last) of the Common Stock for the period of five trading days ending on the fifteenth day of the month on which invested or, if there is no trading on that day, the period of five trading days immediately preceding the fifteenth day of that month as published in the NASDAQ Over-the-Counter National Market Issues report of The Wall Street Journal.

10. WHEN WILL SHARES OF COMMON STOCK BE PURCHASED UNDER THE PLAN?

     Cash dividends on Common and Preferred Stock will be applied to the purchase of additional Common Stock on dividend payment dates (currently the fifteenth day of March, June, September and December). Optional cash payments will be applied to the purchase of additional Common Stock on the fifteenth day of each month. The date on which cash dividends or optional cash payments are applied to the purchase of additional Common Stock is sometimes referred to herein as the "Investment Date".

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

11. HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR PARTICIPANTS?

     Each Participant's account will be credited with that number of shares, including fractions computed to four decimal places, equal to the amount to be invested divided by the applicable purchase price. The number of shares purchased cannot be determined until the Investment Date since the purchase price is not determinable before that day.

12. CAN A PARTICIPANT CHANGE THE METHOD OF PARTICIPATION?

     Yes. A Participant may change the method of participation, i.e., dividends fully reinvested, dividends partially reinvested or optional cash payments at any time and from time to time by signing a new Authorization Card and returning it to the Plan Administrator. Any change with respect to reinvestment of dividends must be received by the Plan Administrator on or before the record date for the dividend as to which it is to be effective.

13. WILL CERTIFICATES BE ISSUED FOR SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN?

     Unless requested by a Participant, certificates for shares of Common Stock purchased under the Plan on behalf of a Participant will not be issued in a Participant's name. Certificates for any number of whole shares credited to a Participant's account under the Plan will be issued in the Participant's name without charge upon receipt by the Transfer Agent of a written request therefor from the Participant provided that any request for issuance of certificates received by the Plan Administrator between a dividend record date and payment date will not be effective until after the dividend is reinvested under the Plan. Certificates representing fractional share interests will not be issued under any circumstances. (See Question 21 below concerning payments for fractional share interests.)

                             OPTIONAL CASH PAYMENTS

14. HOW WILL OPTIONAL CASH PAYMENTS BE MADE?

     Optional cash payments may be made by enclosing a check or money order payable to First Union National Bank of North Carolina with an Authorization Card. Checks or money orders should be mailed to the following address:

                       First Union National Bank of North Carolina
                       Shareholder Services Group
                       Dividend Reinvestment Unit
                       230 South Tryon Street, 11th floor
                       Charlotte, North Carolina 28288-1153

     While optional cash payments may be made at any time, they must be received by the Plan Administrator at least seven days before the Investment Date in order to be invested on the Investment Date. Optional cash payments which are received by the Plan Administrator after the seventh day before the Investment Date will be held by the Plan Administrator and will be invested on the next succeeding Investment Date. No interest will be paid on any optional cash payment which is received by the Plan Administrator for investment in the Plan. A Participant may obtain the return of any optional cash payment at any time upon written request received by the Plan Administrator up to seven days before the Investment Date on which it is to be invested under the Plan.

15. WHAT ARE THE LIMITATIONS ON MAKING OPTIONAL CASH PAYMENTS?

     The option to make cash payments is available to a Participant at any time. The same amount of money need not be sent each month or quarter and a Participant is under no obligation to make an optional cash payment in any month or quarter. Any optional cash payments, however, must not be less than $25.00 per payment nor may such payments by any Participant aggregate more than $10,000.00 in any calendar quarter.

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

                            REPORTS TO PARTICIPANTS

16. WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

     As soon as practicable after each purchase made under the Plan on behalf of a Participant, such Participant will receive a statement of her or his account, which will include information regarding the number of shares purchased, purchase price of shares purchased and other information regarding the status of the Participant's account as of the date of such statement.

                                   DIVIDENDS

17. WILL DIVIDENDS BE PAID ON SHARES HELD IN A PARTICIPANT'S ACCOUNT UNDER THE PLAN?

     Yes. Dividends will be paid on full shares and fractional shares of Common Stock held in such accounts on the record dates for such dividends. Such dividends will automatically be reinvested in additional shares of Common Stock.

                     WITHDRAWAL OF SHARES IN PLAN ACCOUNTS

18. HOW MAY A PARTICIPANT WITHDRAW SHARES PURCHASED UNDER THE PLAN?

     A Participant may withdraw all or any portion of the full shares of Common Stock held in the Participant's account under the Plan by notifying the Plan Administrator in writing to that effect. A certificate for the number of full shares so withdrawn will be issued in the name of and mailed to the Participant by the Company's Transfer Agent and Registrar. In no case will certificates for fractional shares be issued. (See Question 21 below concerning payments for fractional share interests.) Any notice of withdrawal received by the Plan Administrator after the record date for a particular dividend will not be effective until the dividend is reinvested under the Plan.

19. CAN A PARTICIPANT SELL SHARES IN THE PLAN?

     Instead of withdrawing shares held in the Plan, a Participant may sell all or any portion of such shares held in the Participant's account by notifying the Plan Administrator in writing. Within ten days after receipt of written notice, the Plan Administrator will sell the requested number of shares held in the Plan through First Union Brokerage Services. Any shares held in certificate form must first be transferred into the Plan before such shares can be sold under this provision of the Plan. First Union Brokerage Services has agreed to process all sales of shares pursuant to the Plan on a nonprofit basis and will charge fees only to the extent necessary to cover its cost in effecting the sale. In addition, no minimum fee will be applied to any sale transaction.

     Alternatively, a Participant may withdraw all or any portion of the full shares of Common Stock held in the Participant's account under the Plan, in the manner described in answer to Question 18 above, and sell such shares through any broker that the Participant may choose.

                          TERMINATION OF PARTICIPATION

20. HOW MAY PARTICIPATION IN THE PLAN BE TERMINATED?

     A Participant may terminate participation in the Plan at any time by notifying the Plan Administrator in writing to that effect; provided that any notice of termination received by the Plan Administrator between a dividend record date and payment date will not be effective until after such dividend is reinvested under the Plan. Any such termination should be sent to the Plan Administrator. (See Question 14 above for the Company's Dividend Reinvestment Service mailing address.) The Company may also terminate a Participant's participation in the Plan by giving written notice to that effect to such Participant at any time; provided

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

that if such notice is given between a dividend record date and payment date, such termination shall not be effective until after such dividend is reinvested under the Plan.

     If a Participant no longer has any shares of Common Stock or Preferred Stock registered in his name on the stockholder records of the Company and no full shares are held in his account under the Plan, such Participant's participation in the Plan will automatically be terminated.

21. WHAT HAPPENS TO THE FULL SHARES AND ANY FRACTIONAL SHARE INTEREST IN A PARTICIPANT'S ACCOUNT WHEN A PARTICIPANT'S PARTICIPATION IN THE PLAN IS TERMINATED?

     Upon termination of a Participant's participation in the Plan, a certificate for the number of full shares in the Participant's account on the effective date of such termination will be issued in the name of and mailed to the Participant by the Company's Transfer Agent and Registrar.

     In lieu of issuing a certificate for any fractional share interest remaining in a terminated Participant's account, any fractional share interest will be liquidated and a check for the net proceeds resulting from such liquidation will be mailed to the Participant by the Company's Transfer Agent and Registrar.

                               OTHER INFORMATION

22. CAN SHARES HELD IN CERTIFICATE FORM BE DEPOSITED INTO THE PLAN?

     At the time of enrollment in the Plan, or at any later time, Participants may use the Plan's "safekeeping" service to deposit any Common Stock certificates in their possession with the Plan Administrator. Shares deposited will be transferred and credited to the Participant's account under the Plan. Thereafter, such shares will be treated in the same manner as shares purchased through the Plan.

     By using the Plan's safekeeping service, Participants avoid the risk associated with loss, theft or destruction of stock certificates. Also, because shares deposited with the Plan Administrator are treated in the same manner as shares purchased through the Plan, such shares may be transferred or sold through the Plan in a convenient and efficient manner as described in answer to Question 19.

23. WHAT HAPPENS TO A PARTICIPANT'S PLAN ACCOUNT IF ALL SHARES REGISTERED IN THE PARTICIPANT'S NAME ARE TRANSFERRED OR SOLD?

     If a Participant disposes of all shares of Common and/or Preferred Stock, as the case may be, registered in the Participant's name on the stockholders records of the Company without terminating participation in the Plan, the Plan Administrator will continue to reinvest dividends payable on the shares of Common Stock held in the Participant's Plan account until such time as the Participant's participation in the Plan is terminated.

24. WHAT HAPPENS IF THE COMPANY HAS A COMMON STOCK RIGHTS OFFERING, ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT?

     Any Common Stock dividend or split issued by the Company will be credited to the accounts of Participants based on the number of shares (including fractional share interests) held in such accounts on the record date for such dividend or split. In the event the Company makes available to holders of Common Stock, rights or warrants to purchase additional shares of Common Stock or other securities, such rights or warrants will be made available to Participants based on the number of shares (including fractional share interests to the extent applicable) held in their accounts on the record date established for determining the holders of Common Stock entitled to such rights or warrants.

25. HOW WILL A PARTICIPANT'S PLAN SHARES BE VOTED AT A MEETING OF STOCKHOLDERS?

     Each Participant will be given the opportunity to vote those shares held in the Plan for the account of the Participant as well as the shares held of record.

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

26. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

     General. The Internal Revenue Service has ruled on plans similar to the Company Plan, which provided for purchases of stock at a discount, that a Participant in the Plan will be treated for Federal income tax purposes as having received, on the dividend payment date, a dividend in an amount equal to the fair market value of shares acquired with reinvested dividends.

     This fair market value ordinarily will be based on 100% of the closing price (last) for the shares on the dividend payment date and not on the discounted price at which such shares may be credited to a Participant's account under the Plan. (See Question 9.)

     In the case of foreign stockholders whose taxable income under the Plan is subject to Federal income tax withholding, the Company will make reinvestments net of the amount of tax required to be withheld.

     The tax basis of shares acquired through reinvested dividends is the same fair market value of the stock on the cash dividend payment date rather than the discounted amount paid for the shares. The tax basis of shares acquired through optional cash payments, on which no discount is allowed, is the fair market value of the stock on the Investment Date. The holding period for shares acquired under the Plan begins the day after the applicable purchase date.

     A Participant will not realize any taxable income upon receipt of certificates for shares of Common Stock credited to the Participant's account under the Plan, either upon the Participant's request for such certificates or upon withdrawal from or termination of the Plan. (See Questions 13, 18 and 21 concerning receipt of certificates for shares of Common Stock.) However, a Participant who receives the proceeds of a sale of any whole share of Common Stock sold for the Participant upon the Participant's withdrawal from the Plan, or who receives a cash payment for a fractional share of Common Stock credited to the Participant's account upon withdrawal from or termination of the Plan, will realize gain or loss measured by the difference between the amount of the cash received and the price at which the whole or fractional share of Common Stock was credited to the Participant's account. Such gain or loss will be capital in character if the whole or fractional share was a capital asset in the hands of the Participant.

27. WHAT IS THE RESPONSIBILITY OF THE COMPANY UNDER THE PLAN?

     The Company will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon such Participant's death, nor shall it have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan. [However, the Company is not relieved of liability under any applicable provisions of the Federal securities laws or other applicable statutes.]

     Participants should recognize that the Company cannot provide any assurance of profit or protection against loss on any shares purchased under the Plan.

28. MAY THE PLAN BE CHANGED OR DISCONTINUED?

     The Company reserves the right to modify, suspend or terminate the Plan at any time. Participants will be notified of any such modification, suspension or termination.

                                  THE COMPANY

     The Company is incorporated under the laws of the State of Illinois and domesticated under the laws of the Commonwealth of Virginia. The Company's principal office is located at 5300 Maryland Way, Brentwood, Tennessee 37027. Its telephone number is (615) 373-5310. Unless the context indicates otherwise, "Company" includes United Cities Gas Company and its subsidiaries, UCG Energy Corporation ("UCG Energy") and United Cities Gas Storage Company ("UCG Storage").

     The Company is primarily a distributor of natural and propane gas in parts of ten states. The Company's natural gas business is conducted in eight states:
Tennessee, Illinois, Missouri, Georgia, South Carolina,

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

Virginia, Iowa and Kansas. Propane is distributed through the Company's wholly-owned subsidiary, UCG Energy. The propane division of UCG Energy is based in Tennessee but additionally serves customers located in North Carolina and Virginia. UCG Energy is also engaged in other activities complementing the natural gas business through its rental and utility services division. UCG Storage provides the Company and others with supplemental natural gas supplies through Company-owned natural gas storage fields in Kentucky and Kansas.

                                 LEGAL OPINION

     The validity of the Common Stock offered hereby will be passed upon for the Company by Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603.

                                    EXPERTS

     The consolidated financial statements and schedules incorporated by reference in this registration statement have been examined by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Paragraph 56 of the Company's By-Laws provides in general that, subject to applicable statutory limitations, each director or officer of the Company and any person who, at the request of the Company, has served as a director or officer of another corporation in which the Company has a financial interest shall be indemnified against costs and expenses incurred (including any judgements, fines or reasonable settlements) in connection with the defense of any criminal or civil proceedings in which such person is named as a party by reason of having been such director or officer, or by reason of any action taken or not taken in such capacity unless such officer or director is finally adjudged to have been liable for negligence or misconduct in the performance of duty. Conviction or judgement in a criminal proceeding does not necessarily constitute an adjudication of liability for negligence or misconduct in performance of duty, under certain conditions. Paragraph 56 also provides that the provisions thereof shall not be construed as a limitation on the general power of the Company to enter into a contract or undertaking of indemnity with a director or officer in any proper case not provided for in paragraph 56.

     The Illinois Business Corporation Act and the Virginia Stock Corporation Act generally provide that each corporation subject to such Acts shall have the power to provide indemnification of the type summarized above, subject to certain limitations. The Company has purchased insurance policies covering certain liabilities of its officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers of or person(s) controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

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